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                                                                     EXHIBIT 3.4

                               CODE OF REGULATIONS

                                       OF

                               TOWER PARKING, INC.


                                    ARTICLE I

                                  SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of shareholders shall be held in the month of December of each year for the election of Directors and the consideration of reports to be laid before such meeting. Upon due notice, there may also be considered and acted upon at an annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered as and shall be a special meeting. Then the annual meeting is not held or Directors are not elected thereat, they may be elected at a special meeting called for that purpose.

         Section 2. Special Meetings. Special meetings of shareholders may be called by the President, or the Vice President or the Secretary or the Treasurer or by Directors by action at a meeting or by any two of the Directors acting without a meeting or by any two holders of shares outstanding and entitled to vote on any proposal to be submitted at said meeting.

         Section 3. Place of Meeting. Any meeting of shareholders may be held either at the principal office of the corporation in Columbus, Ohio, or at such other place within or without the State of Ohio as may be designated in the notice of said meeting.

         Section 4. Notice of Meetings. Not more than fifteen (15) days nor less than seven (7) days before the date fixed for a meeting of shareholders, whether annual or special, written notice of the time, place and purpose of such meeting shall be given by or at the direction of the President, a Vice-President, the Secretary or an Assistant Secretary. Such notice shall be given either by personal delivery or by mail to each shareholder of record entitled to notice of such meeting. If such notice is mailed, it shall be addressed to the shareholders at their respective addresses as they appear on the records of the corporation, and notice shall be deemed to have been given on the day so mailed. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

         Section 5. Shareholders Entitled to Notice and to Vote. If a record date shall not be fixed pursuant to statutory authority, the record date for the determination of shareholders who are entitled to notice of a meeting of shareholders shall be the close of business on the date next preceding the day on which notice is given. The record date for the determination of shareholders who are entitled to vote at a meeting of shareholders shall be the close of business on the date next preceding the date on which the meeting is held.
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         Section 6. Quorum; Adjournment. To constitute a quorum at any meeting of shareholders, there shall be present in person or by proxy shareholders of record entitled to exercise a majority of the voting power of the corporation in respect of any one of the purposes for which the meeting is called.

         The shareholders present in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time.

         Section 7. Action Without a Meeting. Any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the shareholders who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed with or entered upon the record of the corporation.

         Section 8. Inspection of Books and Records. Any shareholder, upon five
(5) days written notice, shall have the unqualified right to examine, in person or by agent or attorney, all corporate books, records and correspondence and to make copies or extracts thereof.

         Section 9. Close Corporation Agreement. In the event that the shareholders enter into a close corporation agreement in accordance with Ohio Revised Code Section 1701.591 to govern the internal affairs of the corporation and shareholder relations, then the terms of such agreement shall be construed consistently with these regulations and, in the event of any inconsistency between the agreement and these regulations, the terms of the agreement shall govern.

         Section 10. Approval and Ratification of Acts of Officers and Board. Except as otherwise provided by the Articles of Incorporation or by law, any contract, act or transaction, prospective or past, of the company or of the Board or of the officers may be approved or ratified by the affirmative vote at a meeting of the shareholders, or by the written consent, with or without a meeting, of the holders of shares entitling them to exercise a majority of the voting power of the company, and such approval or ratification shall be as valid and binding as though affirmatively voted for or consented to by every shareholder of the company.

                                   ARTICLE II

                                    DIRECTORS

Section 1. Election, Number and Term of Office. The Directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders for that purpose, and each Director shall hold office until the date fixed by these Regulations for the next succeeding annual meeting of shareholders and until his successor is elected or until his earlier resignation, removal from office or death. At any meeting of shareholders at which Directors are to be elected, only persons nominated as candidates shall be eligible for election.

         The number of Directors to be elected shall be determined from time to time by the shareholders entitled to vote.

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         Section 2. Meetings. Regular meetings of the Directors shall be held immediately after the annual meeting of shareholders and at such other times and places as may be fixed by the Directors.

         Special meetings of the Directors may be called by the President or Secretary or Treasurer of the corporation or by any two of the Directors. Notice of the time and place of a special meeting shall be served upon or telephoned to each Director personally at least twenty-four (24) hours, or mailed, telegraphed or cabled to each Director at least seventy-two (72) hours prior to the time of the meeting.

         Section 3. Quorum. A majority of the number of Directors then in office shall be necessary to constitute a quorum for the transaction of business; but if at any meeting of the Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend.

         Section 4. Action Without a Meeting. Any action which may be authorized or taken at a meeting of the Directors may be authorized or taken without a meeting in a writing or writings signed by all of the Directors, which writing or writings shall be filed with or entered upon the records of the corporation.

         Section 5. Vacancy. A vacancy in the Board of Directors may be filled by the vote of a majority of the whole authorized number of Directors. A Director elected to fill a vacancy shall be a Director until his successor is elected by the shareholders.

         Section 6. Committees. The Board of Directors may, from time to time, appoint certain of its members but not less than three (3) to act as a committee and may delegate to such committee powers and/or duties to be exercised and performed under the control and direction of the Board of Directors. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee of not less than three members. During the intervals between the meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, shall possess and may exercise under the control and direction of the Board of Directors, all of the powers of the Corporation. All action taken by the Executive Committee shall be reported to the Board of Directors at its first meeting thereafter and shall be subject to revision or rescission by the Board of Directors, provided, however, that rights of third parties shall not be adversely affected by any such action of the Board of Directors. In every case, the affirmative vote of the majority or consent of all the members of the Executive Committee shall be necessary for the approval of any action, but action may be taken by the Executive Committee without a formal meeting. The Executive Committee shall meet at the call of any members thereof and shall keep a written record of all actions taken by it.

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                                   ARTICLE III

                                    OFFICERS

Section 1. Officers. The corporation shall have a President, a Secretary and a Treasurer. The corporation may also have one or more Vice Presidents and such Assistant Secretaries and Assistant Treasurers as the Directors may deem necessary. All of the officers and assistant officers shall be elected by the Directors. Any two or more offices may be held by the same person but no officer shall execute, acknowledge or verify any instrument in more than one capacity. The President may hold the additional office of Chairman of the Board of Directors and he may hold the office of Treasurer provided he is elected as Treasurer by the unanimous vote of the Directors.

         The corporation may also elect a Chairman of the Board of Directors who may or may not have executive duties. If no one else is so elected, then the President shall be the Chairman of the Board of Directors.

         Section 2. Authority, Duties and Compensation of Officers. The officers of the corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Directors regardless of whether such authority and duties are customarily incident to such office.

         Upon request of the president of the company as to any other officer or officers and upon request of a majority of the members of the Board of Directors acting individually, as to the president, any officer receiving compensation shall enter into an agreement between the company and himself and thereby such officer shall agree to reimburse the company for any amount of the officer's salary, the deduction for which is disallowed the company by the Internal Revenue Service as being unreasonable in amount. The president is authorized to execute such agreements on behalf of the company except where the subject agreement concerns the president's salary, in which case any other officer shall be authorized to execute the agreement on behalf of the company. Execution of such a reimbursement agreement upon request, as set forth above, is a condition of future employment, and the president is authorized to discharge any officer who refuses to comply with the provisions herein, and likewise the Board of Directors is empowered to discharge the president from office if he refuses so to comply. Although all compensation will be bargained for on an arm's length basis, and every effort will be made to establish reasonable compensation, the application of tax laws are subject to uneven interpretation and the company needs to examine its economic cost of compensation and its deductibility is a factor that significantly affects that economic cost to the company, as well as the company's cash flow and profit.

         Section 3. Removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors whenever, in the judgment of the Board, the best interests of the Corporation would be served thereby.

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                                   ARTICLE IV

                                  MISCELLANEOUS

Section 1. Certificates. Every shareholder in the corporation shall be entitled to have a certificate of shares signed in the name of the Corporation certifying the number and class of shares represented by such certificate.

         Section 2. Transfer and Registration of Certificate. The Directors shall have authority to make such rules and regulations as they deem expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

         Section 3. Substituted Certificates. In case a certificate of shares is lost, stolen or destroyed, a new certificate may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may determine.

         Section 4. Voting Upon Shares Held by the Corporation. Unless otherwise ordered by the Directors, the President, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any shares issued by other corporations which the Corporation may own.

         Section 5. Corporate Seal. The Corporation shall not have a corporate seal.

         Section 6. Articles to Govern. If any provision of these Regulations shall be inconsistent with the Articles, the Articles shall govern.

         Section 7. Transactions Among Related Parties. If any person who is a member of the Board of Directors or a shareholder of the company causes the rental of real or personal property to the company, the rental agreement shall be fair, shall be bargained for at arm's length and as a condition of any rental agreement, shall, at the company's request, provide that said Lessor agrees to reimburse the company for any amount paid under said agreement the deduction for which is disallowed the company by the Internal Revenue Service as being unreasonable in amount, or bargained for not at arm's length. The president is authorized to execute such agreements on behalf of the company. It is in this manner that the company can evaluate the true economic cost of payment under the agreement in that its deductibility is a factor that significantly affects that economic cost to the company, as well as the company's cash flow and profit.

         Section 8. Amendments. These Regulations may be amended by the affirmative vote or the written consent of the shareholders of record entitled to exercise a majority of the voting power on such proposal, provided, however, that if an amendment is adopted by written consent without a meeting of the shareholders, the Secretary shall mail a copy of such amendment to each shareholder of record who would have been entitled to vote thereon and did not participate in the adoption thereof.


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